As filed with the Securities and Exchange Commission on August 7, 1998
                                             Registration No. 333-________


                    SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, D.C.  20549
                           _____________________
                                 FORM S-3
                          REGISTRATION STATEMENT
                                   Under
                        THE SECURITIES ACT OF 1933
                           _____________________



                      ENTERGY GULF STATES, INC.
       (Exact name of registrant as specified in its charter)

              Texas                            74-0662730
 (State or other jurisdiction of            (I.R.S. Employer
 incorporation or organization)          Identification Number)

                           350 Pine Street
                        Beaumont, Texas 77701
                           (409) 838-6631
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                            __________________

   LAURENCE M. HAMRIC, Esq.                  C. JOHN WILDER
   DENISE C. REDMANN, Esq.            Executive Vice President and
    Entergy Services, Inc.              Chief Financial Officer
      639 Loyola Avenue                Entergy Gulf States, Inc.
 New Orleans, Louisiana 70113              639 Loyola Avenue
        (504) 576-2272                New Orleans, Louisiana 70113
                                             (504) 576-3880

                            KEVIN STACEY, Esq.
                         Thelen Reid & Priest LLP
                            40 West 57th Street
                         New York, New York 10019
                              (212) 603-2144

 (Names, addresses, including zip codes, and telephone numbers, including area codes, of agents for service)

                        __________________________

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of the Registration Statement.
                            ___________________

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:
[ X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ]

                 CALCULATION OF REGISTRATION FEE

                                              Proposed         Proposed        Amount of
 Title of each class of    Amount to be       maximum          maximum        registration
    Securities being        registered     offering price     aggregate          fee(1)
       registered                           per unit (1)    offering price (1)
First Mortgage Bonds.      $290,000,000          100%         $290,000,000       $85,550

 (1)   Estimated solely for the purpose of calculating the
       registration fee pursuant to Rule 457.
                 _______________________________

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Pursuant to Rule 429, the prospectus filed as part of this Registration Statement is being filed as a combined prospectus with respect to $10 million aggregate principal amount of First
Mortgage Bonds remaining unsold in Registration Statement No.  33-
49739.

                SUBJECT TO COMPLETION, DATED August 7, 1998

PROSPECTUS                     $300,000,000

                         ENTERGY GULF STATES, INC.
                           FIRST MORTGAGE BONDS

                               _____________

      Entergy Gulf States, Inc. (the "Company") may offer and sell, from time to time up to $300,000,000 aggregate principal amount of its First Mortgage Bonds (the "New Bonds"). The New Bonds will be offered in one or more series or in separate sub-series, including medium term note sub-series, as determined at the time of offering and sale. The New Bonds will be offered at prices and on terms to be determined by market conditions at the time of offering and sale. The aggregate principal amount, maturity, interest rate and time of payment of interest (or method of calculating the interest rate), any redemption provisions, offering price, proceeds to the Company and other specific terms of the New Bonds will be set forth in a prospectus supplement or supplements (each, a "Prospectus Supplement").
                             ________________

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
  AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
   SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
       PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY
           REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE
                             ________________

     The New Bonds may be sold by the Company through agents, underwriters or dealers, or directly to one or more purchasers. If sold through underwriters, the New Bonds may be sold to such underwriters by negotiation or by competitive bid. If any agents, underwriters or dealers are involved in the sale of the New Bonds in respect of which this Prospectus is being delivered, the names of such agents, underwriters or dealers, any applicable discounts or commissions and the net proceeds to the Company with respect to the sale of such New Bonds will be set forth in a Prospectus Supplement.

                             ________________



           The date of this Prospectus is ________________, 1998.

      Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This Preliminary Prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

    CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE NEW BONDS, INCLUDING STABILIZING TRANSACTIONS AND SYNDICATE COVERING TRANSACTIONS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "PLAN OF DISTRIBUTION."
                        __________________________


                           AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files reports and other information with the
Securities and Exchange Commission (the "Commission"). Such reports and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 and at the Commission's Regional Offices located at 7 World Trade Center, 13th Floor, Suite 1300, New York, New York 10048 and Citicorp Center, 14th Floor, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material may also be obtained at prescribed rates by writing to the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants, including the Company, that file electronically with the Commission (http://www.sec.gov). In addition, such reports, proxy statements and other information concerning the Company can be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

     The Company has filed with the Commission a Registration Statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the New Bonds. This Prospectus does not contain all the information set forth in the Registration Statement and the exhibits thereto, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. For further information with respect to the Company, and the New Bonds, reference is made to the Registration Statement and the exhibits filed as a part thereof or incorporated by reference therein, which may be inspected at the public reference facilities of the Commission, at the addresses set forth above. Statements made in this Prospectus concerning the contents of any document referred to herein are not necessarily complete, and in each instance are qualified in all respects by reference to the copy of such document filed as an exhibit to the Registration Statement.

              INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by the Company with the Commission pursuant to the Exchange Act are incorporated into this Prospectus by reference:

     1. The Company's Annual Report on Form 10-K for the year ended December 31, 1997;

     2. The Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998 and June 30, 1998; and

     3. The Company's Current Reports on Form 8-K dated January 14, 1998, May 4, 1998 and July 14, 1998.

    In addition, all documents subsequently filed by the Company pursuant to Section 13, 14 or 15 (d) of the Exchange Act prior to the termination of this offering shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing such documents (such documents, and the documents enumerated above, collectively are referred to as the "Incorporated Documents").

    Any statement contained herein or in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in any other subsequently filed Incorporated Document or in an accompanying Prospectus Supplement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    The Company hereby undertakes to provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus has been delivered, on the written or oral request of any such person, a copy of any or all of the Incorporated Documents, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference herein. Requests should be directed to Mr. Christopher T. Screen, Assistant Secretary, Entergy Gulf States, Inc., P.O. Box 61000, New Orleans, Louisiana 70161, telephone (504) 576-4212. The information relating to the Company contained in this Prospectus and any accompanying Prospectus Supplement does not purport to be comprehensive and should be read together with the information contained in the Incorporated Documents.

    No person has been authorized to give any information or to make any representation not contained or incorporated by reference in this Prospectus or, with respect to any series of New Bonds, or any Prospectus Supplement relating thereto, and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or any underwriter. This Prospectus and any Prospectus Supplement relating thereto do not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction.

    Neither the delivery of this Prospectus and any Prospectus Supplement relating thereto nor any sale made hereunder or thereunder shall, under any circumstances, creates any implication that there has been no change in the affairs of the Company since the date of this Prospectus or such Prospectus Supplement.

                                THE COMPANY

      Entergy Gulf States, Inc. (formerly Gulf States Utilities Company) was originally incorporated under the laws of the State of Texas in 1925. The Company's principal executive offices are located at 350 Pine Street, Beaumont, Texas 77701. Its telephone number is 409-838-6631.

      The Company is an electric public utility company engaged in the generation, distribution and sale of electric energy, having substantially all of its operations in the States of Texas and Louisiana. In addition to its principal electric business, the Company produces and sells steam for industrial use and purchases and retails natural gas in the Baton Rouge, Louisiana area. The Company serves approximately 623,000 electric customers in southeastern Texas and south Louisiana, of which approximately 49.9% reside in Louisiana and 50.1% reside in Texas. The Company serves approximately 90,000 natural gas customers in the Baton Rouge, Louisiana area. All of the outstanding common stock of the Company is owned by Entergy Corporation, a Delaware corporation ("Entergy"). Entergy is a public utility holding company registered under the Public Utility Holding Company Act of 1935, as amended. The Company, Entergy Arkansas, Inc., Entergy Louisiana, Inc., Entergy Mississippi, Inc. and Entergy New Orleans, Inc. are the principal operating utility subsidiaries of Entergy. Entergy also owns, among other things, all of the common stock of System Energy Resources, Inc., a generating company which owns the Grand Gulf Electric Generating Station, and Entergy Operations, Inc., a nuclear management services company.

      The Company is subject to the jurisdiction of the municipal authorities of incorporated cities in Texas as to retail rates and services that the Company provides within their boundaries, with appellate jurisdiction over such matters residing in the Public Utility Commission of Texas (the "PUCT"). The Company is also subject to regulation by the PUCT as to retail rates and services that the Company provides in rural areas, certification of new generating plants and extensions of service into new areas in Texas. The Company is subject to regulation by the Louisiana Public Service Commission as to electric and gas service, rates and charges, certification of generating facilities and power or capacity purchase contracts, depreciation, accounting and other matters involving the territories served by the Company in Louisiana.

     The foregoing information relating to the Company does not purport to be comprehensive and should be read together with the financial statements and other information contained in the Incorporated Documents. Reference is made to the Incorporated Documents with respect to the Company's most significant contingencies, its general capital requirements, and its financing plans and capabilities including its short-term borrowing capacity, and earnings coverage and other requirements under the Company's Indenture (hereinafter defined), which limit the amount of additional first mortgage bonds that the Company may issue.

                    RATIO OF EARNINGS TO FIXED CHARGES

     The Company has calculated ratios of earnings to fixed charges pursuant to Item 503 of Commission Regulation S-K as follows:


                                            Twelve Months Ended
                      June 30,                 December 31,
                        1998      1997     1996    1995     1994     1993

Ratio of Earnings to    1.08      1.42     1.47    1.86     -(b)     1.54
Fixed Charges (a)

      (a) "Earnings," as defined by Commission Regulation S-K, represent the aggregate of (1) income before extraordinary items and cumulative effects of an accounting change, (2) taxes net based on income, (3) investment tax credit adjustments - net and (4) fixed charges. "Fixed Charges" include interest (whether expensed or capitalized), related amortization and interest applicable to rentals charged to operating expense.

      (b) Earnings for the year ended December 31, 1994 were not adequate to cover fixed charges by $144.8 million.


                              USE OF PROCEEDS

      The Company intends to use the net proceeds from the sale of the New Bonds for general corporate purposes, including, without limitation, meeting maturities and/or sinking fund requirements for any of the Company's debt and preferred or preference stock, or redeeming or acquiring, in whole or in part, certain of the Company's outstanding securities. Any specific securities to be redeemed or acquired with the proceeds from a sale of a series of New Bonds will be set forth in the Prospectus Supplement relating to that series.


                               THE NEW BONDS

  All references to the New Bonds herein shall, unless the context otherwise requires, be deemed also to refer to each sub-series of the New Bonds if all are not issued as a single series.


                         DESCRIPTION OF NEW BONDS

General

  The New Bonds are to be issued under and secured by the Company's Indenture of Mortgage dated September 1, 1926, as supplemented and modified by the Seventh Supplemental Indenture dated as of May 1, 1946, as further supplemented and modified by supplemental indentures thereto and as to be further supplemented from time to time (said Indenture of Mortgage, as so supplemented and modified, hereinafter the "Indenture"), under which The Chase Manhattan Bank is trustee (the "Trustee"). The bonds of all series that have been and may be issued under the Indenture, including the New Bonds, are hereinafter under this caption referred to as the "Bonds".

  The statements herein concerning the New Bonds and certain provisions of the Indenture are merely an outline and do not purport to be complete. They are qualified in their entirety by reference to the Indenture for complete statements and for the definitions of various terms and phrases. Whenever particular Articles, Sections and other subdivisions are referred to, such Articles, Sections and other subdivisions refer to the Seventh Supplemental Indenture, dated as of May 1, 1946, unless otherwise indicated.

Terms of Specific Series of the New Bonds

   A Prospectus Supplement will describe the following terms of a series of the New Bonds to be issued: (1) the designation of such series of the New Bonds; (2) the aggregate principal amount of such series; (3) the date on which such series will mature; (4) the rate at which such series will bear interest and the date from which such interest accrues; (5) the dates on which interest will be payable; (6) the prices, including redemption prices, and the other terms and conditions upon which the particular series may be redeemed by the Company prior to maturity; (7) whether the dividend covenant described below will be applicable to any such series;
(8) if an insurance policy will be provided for the payment of the principal of and/or interest on the New Bonds of such series, the terms thereof, (9) the rights, if any, of a holder to elect repayment and (10) any other terms of the New Bonds not inconsistent with the provisions of the Indenture.

Payment

  The New Bonds and interest thereon will be paid in any coin or currency of the United States of America which at the time of payment is legal tender at the corporate trust office of the Trustee in the Borough of Manhattan, City and State of New York. See "Book Entry Securities."

Sinking Fund

  The New Bonds will not be subject to any sinking fund.

Form and Exchange

  The New Bonds will be fully registered bonds without coupons. See "Book Entry Securities." The New Bonds will be exchangeable for other New Bonds of the same series, or if issued in sub-series, of the same sub-series, in equal aggregate principal amounts. While the Indenture provides that the Company may charge up to $2 per bond in connection with exchanges and transfers, it is not its present intention to do so with regard to the New Bonds.

Maintenance and Replacement Fund

  The Company will pay or deliver to the Trustee on or before April 1 of each year, an amount in cash, Bonds, or refundable indebtedness equal to the amount of the minimum provision for depreciation (10% of operating revenues less the cost of gas and electricity purchased for resale and certain other deductions, after deducting from such percentage the amount expended for maintenance and repairs) for the preceding calendar year, less certain credits for property additions, debt retirements and waivers of the right to authentication of Bonds. The Company may at any time substitute such cash or credits, one for another, on similar bases. The Company may also have all or a portion of such cash applied to the redemption of Bonds which are then subject to redemption or to the purchase of Bonds or refundable indebtedness. No Bonds or refundable indebtedness so redeemed or purchased may be used as the basis for the issuance of additional Bonds, the release of properties or the withdrawal of cash from the trust estate, unless and until requisite cash or property additions shall have been substituted therefor. (Section 4.04.) The Maintenance and Replacement Fund requirements shall be eliminated from the Mortgage when certain Bonds scheduled to mature on October 1, 1998 and March 1, 1999 are no longer outstanding and a supplemental indenture effecting such modification has been duly authorized and executed, which is expected to occur in March 1999. See "-Consent by Holders of New Bonds to Mortgage Indenture Amendments" hereunder.

Security

  In the opinion of counsel for the Company named under "Experts and Legality," the New Bonds will be secured, equally and ratably with all other Bonds issued and outstanding under the Indenture, by a valid and direct first mortgage on all the principal properties of the Company (except as stated below), subject only to (i) the prior lien of the Trustee for its compensation, expenses and liability, (ii) such easements, leases, contracts, covenants, liens and other encumbrances and defects as are customarily encountered in comparable utility systems and are not of a character to interfere materially with the use and operation of such properties, (iii) current taxes, (iv) other liens or encumbrances which are of a minor nature and which do not secure the payment of money, and
(v) permitted encumbrances on the Company's bondable property, franchises and permits.

  There are excepted from the lien of the Indenture bills, notes, accounts receivable, cash, contracts, shares of stock, bonds, and notes, other evidences of indebtedness and other securities; merchandise held for sale; materials and supplies; fuel; aircraft, automobiles and trucks, etc.; oil, gas, and other minerals underlying mortgaged lands; office furniture, equipment and supplies; and certain other properties. (Granting Clauses of the Indenture.)

  The Indenture permits the Company to acquire bondable property subject to prior liens. The Indenture contains provisions subjecting to the lien thereof all property which the Company may acquire after the date of the Indenture except property of the character expressly excepted and subject to certain limitations in cases of merger and consolidations. (Sections
9.06 and 9.12 and Article Fourteen.)

Property Subject to Prior Liens

  Property subject to any prior lien cannot constitute property additions for use as a basis for action or credit under the Indenture, unless such lien is established as a refundable lien and (i) the principal amount of the outstanding indebtedness secured by such prior lien will not exceed 60% of the amount of the property subject thereto, (ii) the total principal amount of prior lien indebtedness to be outstanding will not exceed 15% of the total principal amount of Bonds then outstanding and Bonds which the Company would then be entitled to have authenticated and delivered, and (iii) the principal amount of prior lien indebtedness being established as refundable will not exceed 60% of available net additions. (Section 2.01.)

Issuance of Additional Bonds

  Additional Bonds ranking equally and ratably with the New Bonds may be issued under the Indenture, subject to the limitation that the aggregate principal amount of Bonds at any one time outstanding shall not exceed $100 billion. Such additional Bonds may be authenticated and delivered
(i) in an aggregate principal amount not exceeding 60% of available net additions (Section 5.04), (ii) against the deposit of cash with the Trustee (Section 5.05), and (iii) against the retirement of Bonds and/or refundable indebtedness. (Section 5.06.) Cash deposited with the Trustee pursuant to clause (ii) above may be withdrawn to the extent of 60% of available net additions or 100% of available debt retirements of Bonds or refundable indebtedness. (Sections 8.02 and 8.03.)

  As of June 30, 1998, the Company had approximately $1.09 billion of available net additions and $1.4 billion of available debt retirements, entitling it to issue approximately $657.8 million in principal amount of Bonds on the basis of available net additions and $930.6 million in principal amount of Bonds on the basis of retirement of Bonds without an earnings coverage test, but no Bonds on the basis of retirement of refundable indebtedness. The Company expects that the New Bonds will be issued against available debt retirements.

  As a condition to the authentication and delivery of additional Bonds, except on the basis of retirements of Bonds or refundable indebtedness in certain cases, net earnings available for interest for twelve consecutive months within the fifteen months immediately preceding the calendar month in which application for authentication and delivery of the Bonds is made must have been at least twice the aggregate amount of the annual interest charges upon the outstanding Bonds, the Bonds then applied for, and any indebtedness to be outstanding secured by prior liens. (Section 1.09.) Based upon the results of operations of the Company for the twelve months ended June 30, 1998, during such fifteen month period, the Company could issue no Bonds, in addition to the amount of Bonds then outstanding (assuming an interest rate of 7.00% for additional Bonds). Such amount will be affected by the issuance of the New Bonds and the retirement of existing Bonds with the proceeds of the New Bonds and by subsequent net earnings. New Bonds in a greater amount may also be issued for the refunding of outstanding Bonds.

Release and Substitution of Property

  Properties subject to the lien of the Indenture may be released  against
(i) the deposit of cash or, within certain limits, purchase money obligations and, in certain cases, governmental or municipal obligations (Section 7.04); (ii) the deposit of the proceeds under a prior lien; (iii) available net additions; and (iv) available debt retirements of Bonds or refundable indebtedness. (Section 7.06) No prior notice to bondholders is required in connection with releases but subsequent reports are required in certain cases (Section 11.04). In the event of the sale, taking or release of all or substantially all of the bondable property of the Company not subject to any nonrefundable prior lien, the proceeds must be applied to the purchase or redemption of Bonds or refundable indebtedness. (Section 8.01.)

Covenant as to Dividends

  So long as any Bonds issued on or before August 1, 1993 are outstanding, and unless otherwise specified in the applicable Prospectus Supplement, the Company will not declare any dividend (other than dividends payable in common stock of the Company) on any shares of its common stock, unless such dividend is declared to be payable within 60 days after the date of declaration thereof and, further, the Company will not (a) declare any such dividend or make any other distribution on any shares of its common stock, or (b) purchase or otherwise retire for a consideration (other than in exchange for or from the proceeds of other shares of capital stock of the Company) any shares of its common stock, if the aggregate amount so declared, distributed or expended after December 31, 1945, would exceed the aggregate of the net income of the Company available for dividends on its common stock accumulated after December 31, 1945, to and including a date not earlier than the end of the second calendar month preceding the date of declaration in the case of a dividend and the date of payment in any other case, plus the sum of $378,000. (Section 9.10.)

Trustee

  The  Trust  Indenture  Act of 1939, as amended,  provides  that  if  the
Trustee has or acquires a conflicting interest (as defined therein) and the Bonds are in default, then within 90 days after ascertaining that it has such a conflicting interest and if the default to which such conflict relates has not been cured or waived before the end of such 90-day period, the Trustee must eliminate the conflict or resign. At stated intervals of not more than 12 months, the Trustee is required to report to the holders of the Bonds certain events, if any have occurred, including any change in its eligibility or qualifications and, if the Bonds are in default, the creation of or any change in its relationship to the Company which constitutes a conflicting interest. In certain cases the Trustee is required to share the benefit of payments received as a creditor within three months prior to a default. The Company, from time to time, may maintain deposit accounts with, and borrow funds from, the Trustee. The holders of a majority of the aggregate principal amount of the Bonds may require the Trustee to take certain action under the Indenture, including the enforcement of the lien thereof, as further described under "-Defaults and Notice Thereof" below. Before acting, among other conditions, the Trustee may require indemnification satisfactory to it. (Section 12.20.)

Defaults and Notice Thereof

   An event of default is defined as: default in payment of principal (including premium, if any) when due; default for 30 days in payment of interest; default for 60 days in satisfaction of sinking, improvement, maintenance, or replacement fund obligations; default under the covenants, conditions and agreements contained in the Indenture on the part of the Company for 90 days after notice by the Trustee or the holders of 15% of the aggregate principal amount of the outstanding Bonds; and certain events in bankruptcy, insolvency, receivership or reorganization proceedings. (Section 12.01.) The Company is required to deliver annually to the Trustee an officers' certificate stating whether or not, to the best of the knowledge of the signers, any default exists. (Section 9.17.) The Trustee is required to give certain notice to the holders of the Bonds after the occurrence of a default, if not cured, but the Trustee is protected in withholding notice of defaults other than in the payment of principal, interest, or sinking, improvements or purchase fund installments, if it determines in good faith that the withholding of notice is in the interests of the holders of the Bonds. (Section 15.09.)

   Anything in the Indenture to the contrary notwithstanding, the right of any holder of any Bond to receive payment of the principal of and interest on such Bond on or after the due date thereof as therein expressed or to institute suit for the enforcement of any such payment on or after such due date is absolute and unconditional and will not be impaired or affected without the consent of such holder. (Section 12.21.) Moreover, under most circumstances, the holders of a majority in aggregate principal amount of the Bonds then outstanding have the right to require the Trustee to proceed to enforce the lien of the Indenture and direct and control the time, method and place of conducting any and all proceedings authorized by the Indenture for any sale of the trust estate, the foreclosure of the Indenture, or any other action or proceeding thereunder instituted by the Trustee. (Section 12.20.) The holders of not less than 75% of the aggregate principal amount of the Bonds outstanding, including not less than 60% of each series of such Bonds outstanding, may waive any past default, except for a default in the payment of principal (including premium, if any) of or interest on the Bonds. (Section 12.23.)

Satisfaction and Discharge

  If the Company shall pay or provide for payment of the entire indebtedness on all Bonds as provided in the Indenture and shall pay all other sums due and payable thereunder and shall so request, the Trustee shall acknowledge satisfaction of the Indenture and surrender the trust estate (other than cash for the payment of Bonds and coupons) to the Company. (Section 16.01.)

Modification or Amendment of Indenture

  The Indenture and the rights and obligations of the Company and the holders of the Bonds may be modified with the consent of the holders of not less than 75% in aggregate principal amount of the outstanding Bonds, including not less than 60% of each series affected, but no such modification shall (a) extend the maturity of any of the Bonds or reduce the rate or extend the time of payment of interest thereon or reduce the amount of principal thereof, or reduce any premium payable on the redemption thereof, without the consent of the holder of each Bond so affected; (b) permit the creation of any lien, not otherwise permitted, prior to or on a parity with the lien of the Indenture, without the consent of the holders of all of the Bonds then outstanding, or (c) reduce the percentage of holders of Bonds required to approve any such supplemental indenture, without the consent of the holders of all of the Bonds then outstanding. (Section 18.02.)

  Unless specified in a Prospectus Supplement, no such modifications shall (a) change the date or amount of or deny an optional repayment right, if any; (b) change the date for redemption or redemption price, if any; or (c) permit redemption, other than as provided in each case with respect to New Bonds upon original issuance, without the consent of the holders of all effected Bonds issued after August 1, 1993.

Merger and Sale of Assets by the Company

  The Indenture provides that the Company may consolidate with or merge into any other corporation or sell, convey, transfer or lease, subject to the lien of the Indenture, all of the trust estate as, or substantially as, an entirety to any corporation lawfully entitled to acquire or lease and operate the same, provided, among other things, that such action shall be upon such terms as do not in any respect impair the lien and security of the Indenture, and that the corporation resulting from such merger or consolidation or into or with which the Company is merged, or the corporation that shall have received the properties and assets of the Company, shall assume by a supplemental indenture the due and punctual payment of the principal of and interest on all the Bonds and the performance of the covenants and conditions to be kept or performed by the Company. (Section 14.01.)

Consent by Holders of New Bonds to Mortgage Indenture Amendments

    Commencing September 1, 1981, the Company has been obtaining the necessary consents of holders of Bonds to make two amendments to the Indenture. The consents permit the Company to amend the Indenture to terminate the maintenance and replacement fund requirements (see description above under the caption "-Maintenance and Replacement Fund") provided, however, that no cash, Bonds, refundable indebtedness, debt retirements, or property additions theretofore applied in satisfaction of Company obligations to such fund may be reused by the Company to meet other obligations under the Indenture. As a part of that amendment, the Company can also amend the Indenture to eliminate the term "minimum provision for depreciation" and any references, obligations and requirements in the Indenture with respect thereto.

  The holders of the New Bonds by acceptance of the New Bonds upon initial issuance will have been deemed to consent to the Company and the
Trustee entering into an indenture supplemental to the Indenture for the purpose of modifying the Indenture as described above. Such consent conclusively evidenced by such acceptance will bind the original and every future holder of each such New Bond and every Bond issued in exchange therefor or in lieu thereof.

  The foregoing amendments will become effective when certain Bonds scheduled to mature on October 1, 1998 and March 1, 1999, are no longer outstanding and a supplemental indenture effecting such amendments has been duly authorized and executed, which is expected to occur in March 1999.


                           PLAN OF DISTRIBUTION

  The Company may offer and sell the New Bonds: (i) through one or more underwriters or dealers; (ii) directly to a limited number of purchasers or to a single purchaser; (iii) through one or more agents or (iv) through a combination of any such methods. A Prospectus Supplement with respect to the New Bonds will set forth the terms of the offering of the New Bonds and the proceeds to the Company from such offer and sale thereof, any underwriting discounts and other items constituting underwriters'
compensation, any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

  If underwriters are utilized, the New Bonds being sold to them will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions at a fixed public offering price or at varying prices determined at the time of sale. The New Bonds may be offered to the public either through underwriting syndicates represented by one or more managing underwriters, or directly by one or more firms acting as underwriters. The underwriter or underwriters with respect to the New Bonds being offered will be named in a Prospectus Supplement relating to such offering and, if an underwriting syndicate is used, the managing underwriter or underwriters will be set forth on the cover page of such Prospectus Supplement. Any underwriting agreement will provide that the obligations of the underwriters are subject to certain conditions precedent, and that the underwriters will be obligated to purchase all of the New Bonds to which such underwriting agreement relates if any are purchased, provided that such an agreement may provide that under certain circumstances including a default of one or more underwriters, less than all of the New Bonds may be purchased.

  The New Bonds may be sold directly by the Company or through agents designated by the Company from time to time. Any agent involved in the offer or sale of the New Bonds in respect of which this Prospectus is delivered will be named, and any commissions payable by the Company to such agent will be set forth, in a Prospectus Supplement.

  Any  underwriters  utilized may engage in stabilizing  transactions  and syndicate covering transactions in accordance with Rule 104 under the Exchange Act. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the New Bonds in the open market after the distribution has been completed in order to cover syndicate short positions. Such stablilizing transactions and syndicate covering transactions may cause the price of the New Bonds to be higher than it would otherwise be in the absence of such transactions.

  The Company will agree to indemnify any underwriters, dealers, agents or purchasers, and their controlling persons, against certain civil liabilities, including liabilities under the Securities Act.


                           BOOK ENTRY SECURITIES


      The Depository Trust Company ("DTC"), New York, NY, will act as securities depository for the New Bonds. The New Bonds will be issued as fully-registered securities registered in the name of Cede & Co. (DTC's partnership nominee). One fully-registered New Bond certificate will be issued for each issue of the New Bonds, each in the aggregate principal amount of such issue, and will be deposited with DTC. If, however, the aggregate principal amount of any issue exceeds $200 million, one certificate will be issued with respect to each $200 million of principal amount and an additional certificate will be issued with respect to any remaining principal amount of such issue.

      DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants ("Direct Participants") deposit with DTC. DTC also facilitates the settlement among Direct Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is owned by a number of its Direct Participants and The New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks, and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants," and together with Direct Participants, the "Participants"). The Rules applicable to DTC and its Participants are on file with the Commission.

      Purchases of New Bonds under the DTC system must be made by or through Direct Participants, which will receive a credit for the New Bonds on DTC's records. The ownership interest of each actual purchaser of each New Bond ("Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participants through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the New Bonds are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in New Bonds, except in the event that use of the book-entry system for the New Bonds is discontinued.

     To facilitate subsequent transfers, all New Bonds deposited by Direct Participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co. The deposit of New Bonds with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the New Bonds; DTC's records reflect only the identity of the Direct Participants to whose accounts such New Bonds are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

      Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

     Redemption notices shall be sent to DTC. If less than all of the New Bonds within an issue are being redeemed, DTC's practice is to determine by lot the amount of the interest of each Direct Participant in such issue to be redeemed.

      Neither DTC nor Cede & Co. will consent or vote with respect to New Bonds. Under its usual procedures, DTC mails an Omnibus Proxy to the
Company as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the New Bonds are credited on the record date (identified in a listing attached to the Omnibus Proxy).

      Principal, premium, if any, and interest payments on the New Bonds will be made to Cede & Co., as nominee of DTC. DTC's practice is to credit Direct Participant's accounts, upon DTC's receipt of funds and corresponding detail information from the Company or the Trustee, on the payable date in accordance with their respective holdings shown on DTC's records. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practice, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such Participant and not of DTC, the Trustee, any underwriters, dealers or agents or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, premium, if any, and interest to Cede & Co. is the responsibility of the Company or the Trustee, disbursements of such payments to Direct Participants shall be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners shall be the responsibility of Direct and Indirect Participants.

      A Beneficial Owner shall give notice to elect to have its New Bonds purchased or tendered, through its Participant, to the Tender/Remarketing Agent, and shall effect delivery of such New Bonds by causing the Direct Participant to transfer the Participant's interest in the New Bonds, on DTC's records, to the Tender/Remarketing Agent. The requirement for physical delivery of New Bonds in connection with an optional tender or a mandatory purchase will be deemed satisfied when the ownership rights in the New Bonds are transferred by Direct Participants on DTC's records and followed by a book-entry credit of tendered New Bonds to the Tender/Remarketing Agent's account.

      DTC may discontinue providing its services as securities depository with respect to the New Bonds at any time by giving reasonable notice to the Company or the Trustee. Under such circumstances, in the event that a successor securities depository is not obtained, New Bond certificates are required to be printed and delivered.

     The Company may decide to discontinue use of the system of book-entry
transfers  through  DTC (or a successor securities depository).   In  that
event, New Bond certificates will be printed and delivered.

      The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that the Company believes to be reliable, but the Company takes no responsibility for the accuracy thereof.


                           EXPERTS AND LEGALITY

     The Company's balance sheets as of December 31, 1997 and 1996 and the statements of income (loss), retained earnings, and cash flows for each of the three years in the period ended December 31, 1997, incorporated by reference in this Prospectus, have been incorporated herein in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.


  The legality of the New Bonds will be passed upon for the Company by Laurence M. Hamric, Associate General Counsel-Corporate and Securities, Entergy Services, Inc., New Orleans, Louisiana and Thelen Reid and Priest LLP, New York, New York and for any underwriter(s), dealer(s), agent (s) or purchaser(s) by Winthrop, Stimson, Putnam & Roberts, New York, New York. All matters pertaining to the organization of the Company, and to franchises, titles to property and the lien of the Indenture in Louisiana and Texas will be passed on by Laurence M. Hamric, Associate General Counsel-Corporate and Securities, Entergy Services, Inc.

  The statements as to matters of law and legal conclusions made under "Description of New Bonds" in this Prospectus have been reviewed by Laurence M. Hamric, Associate General Counsel -- Corporate and Securities, Entergy Services, Inc., and, except as to "-Security" therein, by Thelen Reid & Priest LLP, New York, New York, and are set forth herein in reliance upon the opinions of said counsel, respectively, and upon their authority as experts.

                                  PART II

                  INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

                                                                           Each
                                                            Initial     Additional
                                                              Sale         Sale
 Filing Fees-Securities and Exchange Commission:
     Registration Statement                               $   85,550  $
 *Rating Agencies' fees                                       25,000         25,000
 *Trustee's fees                                               2,500          2,500
 *Fees of Company's Counsel:
     Thelen Reid & Priest LLP                                 50,000         30,000
 *Fees of Entergy Services, Inc.                              35,000         25,000
 *Accounting fees                                             12,000          6,000
 *Printing and engraving costs                                25,000         15,000
 *Miscellaneous expenses (including Blue-Sky expenses)        20,000         15,000
                                                          ----------  -------------
                         *Total Expenses                  $  255,050  $     118,500
                                                          ==========  =============
-----------------------
*Estimated


Item 15.  Indemnification of Directors and Officers.

     The Company has insurance covering its expenditures which might arise in  connection  with  its  lawful indemnification  of  its  directors  and
officers  for  certain of their liabilities and expenses.   Directors  and
officers  of  the Company also have insurance which insures  them  against certain  other  liabilities and expenses.  The corporation laws  of  Texas
permit  indemnification  of  directors  and  officers  in  a  variety   of
circumstances, which may include liabilities under the Securities  Act  of
1933,  as amended (the "Securities Act"), and under the Company's Restated
Articles  of  Incorporation, as amended, its officers  and  directors  may generally be indemnified to the full extent of such laws.

Item 16.  Exhibits.


   1.01 Form  of  Underwriting  Agreement  relating  to  the  New
        Bonds.
  *1.02 Form of Distribution Agreement.
 **3.01 Restated  Articles of Incorporation of  the  Company  and
        amendments  thereto  through April  22,  1996  (filed  as
        Exhibit  3(b)  to  the Form 10-Q of the Company  for  the
        quarter ended March 31, 1996 in 1-2703).
 **3.02 By-Laws  of  the  Company as amended  effective  July  6,
        1998,  and as presently in effect (filed as Exhibit  3(b)
        to  the  Form  10-Q of the Company for the quarter  ended
        June 30, 1998 in 1-2703).
 **4.01 Indenture of Mortgage, dated September 1, 1926, as
        amended by certain supplemental indentures (filed,
        respectively, as the exhibits and in the file numbers
        indicated: B-a-I-1 in Registration No. 2-2449
        (Mortgage); 7-A-9 in Registration No. 2-6893 (Seventh);
        4-2 in Registration No. 33-49739 (Eighteenth); B to Form
        8-K dated November 1, 1968 (Twenty-fifth); B to Form 8-K
        dated April 1, 1969 (Twenty-sixth); 2-A-8 in
        Registration No. 2-66612 (Thirty-eighth); 4 to Form 10-K
        for the year ended December 31, 1991 in 1-2703 (Fifty-
        third); 4 to Form 8-K dated July 29, 1992 (Fifty-
        fourth); 4 to Form 10-K for the year ended December 31,
        1992 in 1-2703 (Fifty-fifth); 4 to Form 10-Q for the
        quarter ended March 31, 1993 in 1-2703 (Fifty-sixth);
        and 4-2 to Amendment No. 9 to Registration No. 2-76551
        (Fifty-seventh)).
   5.01 Opinion of Laurence M. Hamric, Associate General Counsel
        - Corporate and Securities of Entergy Services, Inc.
   5.02 Opinion of Thelen Reid & Priest LLP.
**12.01 Statement Re: Computation of Ratio of Earnings to Fixed
        Charges (filed as Exhibit 99(b) to the Form 10-Q of the
        Company for the quarter ended June 30, 1998 in 1-2703).
  23.01 Consent of PricewaterhouseCoopers LLP (included herein at page II-5).
  23.02 Consent of Laurence M. Hamric (included in Exhibit 5.01 hereto).
  23.03 Consent of Thelen Reid & Priest LLP (included in Exhibit
        5.02 hereto).
  24.01 Powers of Attorney of certain officers and directors of the Company (included herein at page II-6).
  25.01 Form T-1 Statement of Eligibility under the Trust
        Indenture Act of 1939, as amended, of The Chase
        Manhattan Bank.
___________________________
* To be filed on Form 8-K.
**Incorporated by reference herein.


Item 17.  Undertakings.

     The undersigned registrant hereby undertakes:
      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

      (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

      (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange
Act") that are incorporated by reference in this registration statement.

      (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (4) That, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to
Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section
15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (5) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                                  Exhibit 23.01




                    CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in this registration statement on Form S-3 of our reports dated March 4, 1998, on our audits of the financial statements and financial statement schedule of Entergy Gulf States, Inc. (formerly Gulf States Utilities Company) as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997, which reports include an explanatory paragraph related to a change in accounting for the impairment of long-lived assets and long-lived assets to be disposed of and are included in the Company's Annual Report on Form 10-K. We also consent to the reference to our firm under the caption "Experts and Legality."



New Orleans, Louisiana
August 7, 1998

                             POWER OF ATTORNEY

     Each director and/or officer of the registrant whose signature appears below hereby appoints C. John Wilder, Steven C. McNeal, Laurence
M. Hamric and Denise C. Redmann, and each of them severally, as his attorney-in-fact to sign in his name and behalf, in any and all capacities stated below, and to file with the Securities and Exchange Commission, any and all amendments, including post-effective amendments, to this registration statement, and the registrant hereby also appoints each such named person as its attorney-in-fact with like authority to sign and file any such amendments in its name and behalf.

                                SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New Orleans, State of Louisiana, on the 6th day of August, 1998.

                            ENTERGY GULF STATES, INC.



                             By:         /s/ C. John Wilder
                                           C. John Wilder
                                    Executive Vice President and
                                      Chief Financial Officer

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

     Signature                        Title                       Date



/s/ Wayne Leonard            Chief Operating Officer         August 5, 1998
Wayne Leonard                      and Director
                          (Principal Executive Officer)



/s/ C. John Wilder           Executive Vice President        August 4, 1998
C. John Wilder             and Chief Financial Officer
                           (Principal Financial Officer)



/s/ Louis E. Buck               Vice President and           August 4, 1998
Louis E. Buck              Chief Accounting Officer and
                               Assistant Secretary
                          (Principal Accounting Officer)


/s/ John J. Cordaro                      Director                August 5, 1998
John J. Cordaro



/s/ Frank F. Gallaher                    Director                August 3, 1998
Frank F. Gallaher




/s/ Donald C. Hintz                      Director                August 5, 1998
Donald C. Hintz



/s/Jerry D. Jackson                      Director                August 3, 1998
Jerry D. Jackson



/s/ Jerry L. Maulden                     Director                August 6, 1998
Jerry L. Maulden




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